Exhibit 5.1

May 22, 2024

GameSquare Holdings, Inc.
6775 Cowboys Way, Ste. 1335
Frisco, Texas 75034

To whom it may concern:

We have acted as counsel to GameSquare Holdings, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering of (i) 5,897,913 shares of common stock of GameSquare, par value $0.0001 per share (“Common Stock”), that may be issued pursuant to the GameSquare 2024 Stock Incentive Plan (the “2024 Plan”), (ii) 1,331,037 shares of Common Stock issuable pursuant to outstanding equity awards granted under the Engine Media Holdings, Inc. Amended and Restated Omnibus Equity Plan, which GameSquare previously assumed as successor in interest to Engine Media Holdings, Inc. (the “Prior Plan”); and (iii) 1,791,934 shares of Common Stock issuable pursuant to outstanding equity awards granted under the FaZe Holdings, Inc. 2022 Omnibus Incentive Plan (the “2022 FaZe Plan”) and the FaZe Clan Inc. Amended and Restated 2019 Equity Incentive Plan (the “2019 FaZe Plan” and together with the 2022 FaZe Plan, the “FaZe Plans”) with respect to shares of common stock, par value $0.0001 per share of FaZe Holdings, Inc., a Delaware corporation (“FaZe”), which were assumed by the Company and converted into equity awards in respect of shares of GameSquare Common Stock in connection with GameSquare’s acquisition of FaZe (collectively, all such shares of Common Stock, the “Shares”).

We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued by the Company under the 2024 Plan, Prior Plan, and FaZe Plans, when issued and sold in accordance with the terms of the respective 2024 Plan, Prior Plan, or FaZe Plans, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP